Rule 424(b)(3) and (c)
Commission File No. 333-11188

PROSPECTUS SUPPLEMENT

BIOMIRA INC.

8,800,000 shares
of
Common Stock

     The following information supplements and amends the Prospectus of Biomira Inc. dated December 7, 1999, and supplemented on January 24, 2000, February 2, 2000, February 23, 2000, March 17, 2000, June 8, 2000, July 7, 2000, September 26, 2000, November 7, 2000, December 7, 2000, January 15, 2001, February 16, 2001, March 26, 2001, May 4, 2001, June 13, 2001, July 23, 2001, September 7, 2001, February 11, 2002, April 19, 2002, June 14, 2002, August 2, 2002, and August 29, 2002, relating to the issuance of 8,800,000 shares of Biomira’s common stock. This Supplement should be read in conjunction with that Prospectus and earlier Supplements.

     On August 8, 2002, Biomira issued its twenty-second drawdown notice to Creon Management S.A., under the Amended and Restated Common Stock Purchase Agreement delivered and effective on November 30, 1999, evidencing an equity line agreement between Biomira and Creon. This notice offered to sell up to U.S. $500,000 in aggregate traded value of Biomira common shares to Creon under the pricing formula set forth in the equity line agreement, during the twenty-two trading day pricing period commencing on August 9, 2002 and ending on September 10, 2002 at no less than a traded value of U.S. $2.25 per share. During the pricing period relating to the twenty-second drawdown a total of 204,090 shares were purchased by Creon for aggregate proceeds of U.S. $500,000. At the first interim settlement on August 26, 2002, 102,474 shares were purchased by Creon at an average purchase price per common share of U.S. $2.4396, resulting in aggregate proceeds of U.S. $250,000 being paid and released from escrow to Biomira by Creon in the first interim payment on August 26, 2002. At the second and final settlement on September 11, 2002, an additional 101,616 shares were purchased by Creon at an average purchase price per common share of U.S. $2.4602, resulting in additional proceeds of U.S. $250,000 being paid and released from escrow to Biomira by Creon on September 11, 2002.

The date of this Prospectus Supplement is September 12, 2002